UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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CALIFORNIA RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 22, 2022

Dear Stockholders,

On March 22, 2022, we filed with the Securities and Exchange Commission and made available to our stockholders of record a proxy statement (the "Proxy Statement") for the 2022 Annual Meeting of Stockholders (the "2022 Annual Meeting") of California Resources Corporation (the "Company," "CRC," "we" or "our") and began distributing a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Proxy Statement and vote online.

Since the filing of our Proxy Statement, certain proxy advisory firms have recommended a vote against the Advisory Vote to Ratify Executive Compensation with respect to our 2021 executive compensation program, based on their assessment of a lack of disclosure in our Proxy Statement relating to engagement with stockholders regarding the 68% Say-on-Pay approval vote received last year.

As we highlighted in the Proxy Statement, last year’s lower approval vote related to the cash-based, primarily retention-focused, bankruptcy-related program put into place by the former compensation committee. Our New Compensation Committee took immediate actions following our emergence from bankruptcy to put into place a completely different compensation program that is stockholder-aligned, consisting of predominantly performance-based compensation based on pre-set objective measures. We believe the proxy advisory firms’ recommendations do not give appropriate consideration to the significant changes that were made to align the 2021 compensation program with stockholder interests.

We reached out to shareholders holding a substantial majority of our shares in 2021 regarding the 2020 compensation program.  Objections we heard from those shareholders related to the structure of the 2020 program in the context of our restructuring process.  Those shareholders understood that the New Compensation Committee had developed and implemented a completely different program after emerging from bankruptcy that was performance-based, equity-based and longer term.

We value feedback regarding our executive compensation program and will be conducting extensive outreach to our stockholders this year to understand any concerns regarding the significant changes we made with the 2021 compensation program to ensure that we consider those concerns in designing our compensation programs going forward.

The enclosed Proxy Supplement should be read in conjunction with the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2021, which we previously made available to our stockholders of record. You should read the entire Proxy Statement and this Proxy Supplement and any additional proxy materials carefully before voting your shares.

We encourage you to vote so that your shares will be represented at the meeting.

As filed in Proxy Statement

Stockholder Outreach

Historically, we have regularly requested meetings with several of our stockholders to discuss our governance and executive compensation practices. We intend to engage with stockholders in 2022 to solicit feedback to ensure that our governance and executive compensation practices align with stockholders’ expectations.

Stockholder Approval of Executive Compensation

Our stockholder advisory vote in 2021 on our 2020 executive compensation program was negatively impacted by the extraordinary changes the Former Compensation Committee made to the original 2020 compensation program it had previously approved in order to retain and motivate our executive management team and broader organization through our financial restructuring. This resulted in a 69% approval of such compensation by stockholders.

In developing our 2021 Compensation Program, the New Compensation Committee considered the anticipated results of last year’s advisory vote on executive compensation and many other factors, including the New Compensation Committee's assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by LB&Co, the New Compensation Committee's independent compensation consultant, and review of data relating to pay practices of our compensation peer group.

Supplemental Information

We reached out to shareholders holding a substantial majority of our shares in 2021 regarding the 2020 compensation program.  Objections we heard from those shareholders related to the structure of the 2020 program put in place in the context of our restructuring process.  Those shareholders understood that the New Compensation Committee had developed and implemented a completely different program after emerging from bankruptcy that was performance-based, equity-based and longer term.

Specifically, the New Compensation Committee made the following changes in developing the 2021 compensation program versus the 2020 compensation program that was put in place by the Former Compensation Committee to address executive retention and motivation during the bankruptcy based on its understanding of market best practices and the views of executive compensation of its top investors:

Key Elements of 2020 Compensation Program That We Believed Were Not Appropriate Post-Restructuring	How We Changed the 2021 Compensation Program to Address Stockholder Concerns
A significant portion of incentive awards were paid without performance considerations	The New Compensation Committee changed the 2021 program to be predominantly performance-conditioned, based on pre-set objective measures.
Emphasis on cash-based incentives was not stockholder-aligned	The New Compensation Committee changed the 2021 program to be predominantly equity-based, aligning interests of NEOs with stockholders.
Incentives were all short-term	The New Compensation Committee changed the 2021 program to consist primarily of long-term incentives, earned over a three-year period, which are predominantly performance conditioned.

Preference to not replace or materially modify awards that were previously granted as was done to the Original 2020 Compensation Program when it was replaced by the Revised 2020 Compensation Program in fiscal year 2020

The New Compensation Committee set goals under the 2021 program and did not materially modify or replace these awards after they were granted.

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